Exhibit 99.1

news release

Encana to name Corey D. Code as Chief Financial Officer

Sherri A. Brillon announces retirement

CALGARY, March 21, 2019 -- Encana Corporation (NYSE, TSX: ECA) today announced the appointment of Corey D. Code as Executive Vice-President & Chief Financial Officer, effective May 1, 2019. Sherri A. Brillon, who has served as Encana’s CFO since 2009, will be retiring at the end of May 2019.

“We are pleased that Corey will be joining our Executive Leadership Team,” said Doug Suttles, Encana President & CEO. “Corey has played a significant role within the financial leadership of Encana and is well known to our shareholders through his recent strategic planning and investor relations positions. I am confident that he will do an exceptional job as our CFO. This transition from Sherri to Corey comes at a time when the Company has considerable financial strength and a clear path forward.

“I would like to provide a sincere thank you to Sherri for her 33 years of exceptional service and the lasting impact her leadership will have on Encana,” Suttles continued. “She has been instrumental in our success over the last five years as we transformed the Company, leaving us in a position to prosper for many years to come. Our ability to grow liquids production and generate free cash flow underpinned by a strong balance sheet are testament to what she has been so instrumental in helping to create.”

Code joined Encana in 1999 and has served in numerous positions of increasing responsibility within the organization. He most recently served as Vice-President, Investor Relations and Strategy, and in other leadership positions as Treasurer and Vice-President, Portfolio Management. Code holds a Bachelor of Commerce from the University of Saskatchewan, an MBA from Queen’s University and is a Chartered Accountant.

Encana Corporation

Encana is a leading North America energy producer that is focused on developing its strong portfolio of resource plays, held directly and indirectly through its subsidiaries, producing oil, natural gas liquids and natural gas. By partnering with employees, community organizations and other businesses, Encana contributes to the strength and sustainability of the communities where it operates. Encana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor Contacts:	Media Contact:
(281) 210-5110	(281) 210-5253
(403) 645-3550

SOURCE: Encana Corporation